Exhibit 99.1

Cost-U-Less Reports Earnings of 24 cents per share for Fourth Quarter,

69 cents per share for Fiscal Year 2004.

Bellevue, WA, February 24, 2005

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for the fourth fiscal quarter and fiscal year ended December 26, 2004.

Highlights for the fourth fiscal quarter ended December 26, 2004, were as follows:

•	EPS of $0.24 compared to EPS of $0.15 for Q4 2003.

•	Sales of $57.4M, a 13.8% increase over Q4 2003.

•	Comparable store sales (stores open a full 13 months) increase of 11.5% over Q4 2003.

For the fourth fiscal quarter of 2004 the Company reported net income of $960,000, or $0.24 per fully diluted share outstanding, compared to net income of $568,000, or $0.15 per fully diluted share outstanding for the corresponding period last year. For the fiscal year 2004, net income increased to $2.7 million, or $0.69 per fully diluted share outstanding, compared to net income of $1.4 million, or $0.38 per fully diluted share outstanding, for fiscal year 2003.

As previously reported, total sales for the fiscal quarter ended December 26, 2004 increased 13.8% to $57.4 million, compared to $50.5 million for the same period a year ago as the Company benefited from strong comparable store sales of 11.5%. Total sales for the fiscal year ended December 26, 2004 increased 18.3% to $209.4 million, compared to $177.1 million for fiscal year 2003. Total sales for the fiscal year ended December 26, 2004 compared to the prior fiscal year benefited from a 13.6% increase in comparable store sales, and from sales of the Dededo, Guam store which reopened on October 3, 2003. Comparable store sales for the fiscal quarter and year ending December 26, 2004, are calculated on stores excluding the Guam market as the Company’s Dededo store was closed for most of fiscal 2003.

“Our results for this quarter cap off an outstanding year. In a year proven to be challenging for other grocery retailers, we grew sales by 18.3% and our comparable store sales increased 13.6%, a Company record,” said J. Jeffrey Meder, the Company’s President and CEO. “Our net profit margin improved for the year by fifty basis points to 1.28% of sales. We simply continue to execute on our strengths.”

For the fourth quarter of fiscal 2004, the Company’s gross margins rose 0.8 points to 18.5% of sales compared to 17.8% for the same period a year ago, and for fiscal 2004 gross margins improved 0.6 points to 18.4% of sales compared to 17.8% for fiscal 2003. These improvements were due to several factors, including better sourcing, pricing, and merchandising of goods in the Company’s stores.

As a percentage of sales, store expenses declined from 12.3% for the fourth quarter of fiscal 2003, to 12.1% for the fourth quarter of fiscal 2004. Store expense dollars increased 11.8% for the fourth quarter of fiscal 2004 over the same period a year ago due to several factors, including higher insurance and utility expenses, and volume related items such as labor costs and credit card fees.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:

Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
Net sales	$57,411	$50,464	$209,390	$177,066
Merchandise costs	46,765	41,493	170,866	145,563

Gross profit	10,646	8,971	38,524	31,503
Operating expenses:
Store	6,944	6,210	26,408	22,304
General and administrative	2,007	2,145	7,103	6,853
Store openings	51	79	188	287

Total operating expenses	9,002	8,434	33,699	29,444

Operating income	1,644	537	4,825	2,059
Other income (expense):
Interest expense, net	(106)	(139)	(437)	(458)
Other	62	550	80	710

Income before income taxes	1,600	948	4,468	2,311
Income tax provision	640	380	1,780	930

Net income	$960	$568	$2,688	$1,381

Earnings per common share:
Basic	$0.26	$0.16	$0.72	$0.38

Diluted	$0.24	$0.15	$0.69	$0.38

Weighted average common shares outstanding, basic	3,745,503	3,636,823	3,731,754	3,613,988

Weighted average common shares outstanding, diluted	4,030,486	3,807,643	3,915,808	3,670,908

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 26, 2004	December 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$6,081	$4,093
Insurance receivable	0	1,135
Accounts receivable, net	805	1,366
Inventories, net	23,140	19,540
Other current assets	1,053	1,145

Total current assets	31,079	27,279
Property and equipment, net	14,345	12,862
Deposits and other assets	778	799

Total assets	$46,202	$40,940

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,132	$15,240
Accrued expenses and other liabilities	5,964	4,245
Line of credit	0	960
Current portion of long-term debt	267	267
Current portion Capital Leases	102	0

Total current liabilities	22,465	20,712
Other long-term liabilities	920	684
Long-term debt, less current portion	2,277	2,544
Capital Lease, less current portion	607	0

Total liabilities	26,269	23,940
Commitments and contingencies
Shareholders’ equity	19,933	17,000

Total liabilities and shareholders’ equity	$46,202	$40,940